Exhibit 12.1

                          Hospitality Properties Trust
                Computation of Ratio of Earnings to Fixed Charges
                      (in thousands, except ratio amounts)





                                          Six Months Ended
                                              June 30,                      Year Ended December 31,
                                     --------------------------    -----------------------------------------
                                        2002           2001          2001            2000           1999
                                        ----           ----          ----            ----           ----

Net Income                              $68,821         $61,516     $131,956        $126,271      $111,929
Fixed charges                            21,113          20,706       41,312          37,682        37,352
                                     ------------    ----------    ----------      ----------    -----------
Adjusted earnings                       $89,934         $82,222     $173,268        $163,953      $149,281
                                     ============    ==========    ==========      ==========    ===========


Fixed Charges:
     Interest on indebtedness and
     amortization of deferred
     finance costs                      $21,113         $20,706      $41,312         $37,682       $37,352
                                     ------------    ----------    ----------      ----------    -----------

Total fixed charges                     $21,113         $20,706      $41,312         $37,682       $37,352
                                     ============    ==========    ==========      ==========    ===========

Ratio of Earnings to Fixed
Charges                                   4.26x           3.97x        4.19x           4.35x         4.00x
                                     ============    ==========    ==========      ==========    ===========